Exhibit 10.27
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Haights Cross Communications, Inc.
Separation and Release Agreement
     On November 10, 2008 this Separation and Release Agreement (the “Release Agreement”) by and between Kevin McAliley (the “Employee”), and Haights Cross Communications, Inc. (the “Company”) is presented to the Employee. This Release Agreement, executed on the date specified below (the date of execution by the Employee hereinafter referred to as the “Execution Date”), shall be in full force and effect as of the Effective Date (as defined below).
RECITAL
     WHEREAS, Employee and the Company agreed to provide the Employee with severance benefits pursuant to a statement of benefits that was provided to the Employee on or about August 1, 2007 (the “Severance Letter”), such Severance Letter being updated to reflect the Employee’s current level of base compensation; and
     WHEREAS, Employee and Company desire to reach a mutual understanding and acceptance of the terms and conditions related to Employee’s separation from employment with Company;
     WHEREAS, the Employee shall cease to be employed by the Company effective as of November 24, 2008.
AGREEMENT
     NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained it is hereby agreed as follows:
     1. Separation Date. Employee shall resign as the President and CEO of Triumph Learning, LLC, a wholly-owned subsidiary of the Company, and as Executive Vice President of the Company, and cease to be an employee of Company as of November 24, 2008 (the “Separation Date”) and shall execute and deliver a letter of resignation to the Company in the form attached as Exhibit A hereto and dated as of the Separation Date. The Company and Employee agree that the Employee’s last day in the Company’s offices was October 22, 2008 and thereafter he will remain available to consult with the Company as reasonably requested by the Company until the Separation Date.
     2. Severance. In consideration of Employee’s accepting and not revoking this Release Agreement:
     (a) Company shall pay, via wire transfer, Employee a lump sum of $606,300 subject to expiration of the revocation period described in Section 15 no later than seven (7) business days following the Separation Date, which amount would not be due him if he did not execute this Release Agreement. If there is any inconsistency between the Severance Letter and this

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Release Agreement, this Release Agreement shall control. The payments indicated in this Section 2(a) hereof shall be net of all other withholdings consistent with past practices or as otherwise required by law, including, without limitation, applicable federal and state taxes and shall be in lieu of, and full satisfaction thereof, any and all payments due pursuant to the Severance Letter.
     (b) If the Employee elects COBRA continuation coverage, then the Company shall reimburse the Employee for the portion of COBRA continuation coverage monthly premium in an amount equal to the amount of monthly health and welfare premiums that the Company pays on behalf of active employees of the Company for up to eighteen (18) months (the “Benefit Continuation Period”). The Employee will be responsible for paying the employee portion for the COBRA continuation premiums. If the Employee becomes eligible to receive health insurance coverage under another employer’s group health plan at any time during the Benefit Continuation Period, then the Company’s obligation to pay the Employee portion of the health and welfare premiums shall immediately cease. The benefits provided under this Section 2(b) are expressly subject to the Employee electing COBRA continuation coverage and not being eligible to receive coverage under another employer’s group health plan.
     (c) Accrued Vacation. The Company shall pay employee accrued but unused vacation of $22,040 simultaneous with his last payroll amount on November 24, 2008. All amounts due hereunder shall be paid by wire transfer to Employee’s Chase bank account. ABA routing number 021000021, account number 937016997265.
     3. Release.
     (a) In consideration for, among other things, the payments to be made pursuant to Sections 2(a) and (2(b), Employee, for himself, his agents, legal representatives, assigns, heirs, distributes, devisees, legatees, administrators, personal representatives and executors (collectively, the “Releasing Parties”), hereby releases and discharges the Company and its present and past subsidiaries and affiliates, its and their respective successors and assigns, and the present and past shareholders, officers, directors, employees, agents and representatives of each of the foregoing (collectively, the “Releasees”), from any and all claims, demands, actions, liabilities and other claims for relief and remuneration whatsoever, whether known or unknown, from the beginning of the world to the date Employee signs this Release Agreement, excluding any and all claims, demands, actions, liabilities and other claims for relief and remuneration under the Severance Letter or any other agreement, whether oral or written, but otherwise including, without limitation, any claims arising out of or relating to Employee’s employment with and termination of employment from the Company, for wrongful discharge, for breach of contract, for discrimination or retaliation under any federal, state or local fair employment practices laws, including, Title VII of the Civil Rights Act of 1964 (as amended by the Civil Rights Act of 1991), the Family and Medical Leave Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, Employee retirement Income Security Act of 1974, for defamation or other torts (subject to Sections 8 and 10), for wages, bonuses, incentive compensation, stock, stock options, vacation pay or any other compensation or benefit and any claims under any tort or contract (express or implied) theory, and any of the claims, matters and

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issues which could have been asserted by the Releasing Parties against the Released Parties in any legal, administrative or other proceeding in any jurisdiction.
     (b) Exceptions. This Release Agreement does not (i) prohibit or restrict the Employee from communicating, providing relevant information to or otherwise cooperating with the EEOC or any other governmental authority with responsibility for the administration of fair employment practices laws regarding a possible violation of such laws or responding to any inquiry from such authority, including an inquiry about the existence of this Release Agreement or its underlying facts, or (ii) preclude Employee from benefiting from classwide injunctive relief awarded in any fair employment practices case brought by any governmental agency.
     (c) It is understood and agreed that, with the exception of all obligations of the Company pursuant to the terms and conditions set forth in any employee benefit plan, all which shall remain fully binding and in full effect subsequent to the execution of this Release Agreement in accordance with the terms and conditions set forth therein, the payment of accrued and unused vacation pay and payment of accrued and unpaid wages through the Separation Date, the release set forth in the preceding Section is intended as and shall be deemed to be a full and complete release of any and all claims that Employee or Releasing Parties may or might have against Releasees, or any of them, arising out of any occurrence arising on or before the Execution Date and said release is intended to cover and does cover any and all future damages not now known to Employee or which may later develop or be discovered, including all causes of action therefore and arising out of or in connection with any occurrence arising on or before the Execution Date.
     4. ADEA Release. By signing and returning this Release Agreement, Employee acknowledges that Employee:
     (a) has carefully read and fully understands the terms of this Release Agreement;
     (b) is entering into this Release Agreement voluntarily and knowing that Employee is releasing claims that Employee has or believes Employee may have against the Releasees; and
     (c) has obtained advice of counsel with respect to the negotiation and execution of this Release Agreement.
     5. Returned Property. Employee agrees to return all Company property, including, without limitation, security card, papers, records and documents in Employee’s possession to Company immediately. The Company agrees to provide the Employee access to the Company’s voicemail until December 31, 2008, subject to Employee’s agreement to forward any business related messages to the Company. Subject to the confidentiality provisions of Section 7 below, Employee may retain a copy of his Outlook contact file. Employee may keep his laptop computer, which has already been cleaned by the Company’s IT personnel. Employee may use his Verizon Air Card through December 31, 2008.
     6. Injunction. Should Employee violate any of his obligations under this Release Agreement, the Company may cease making payments and continuing benefits to the extent

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provided for hereunder without in anyway affecting the continuing validity of the release set forth in Sections 3 or 4 of this Release Agreement. Employee agrees that restrictions contained in Section 7 are necessary to protect the business of the Company and are considered reasonable for such purposes. Employee agrees that any breach of any provision of Section 7 may cause the Company substantial and irreparable damages which are difficult to measure. Therefore, in the event of any such breach or threatened breach, Employee agrees that, in addition to all other rights and remedies, the Company shall have the right to immediate injunctive relief.
     7. Confidentiality/Restrictions.
     (a) By employment with Company, Employee has had, or will have, contact with and gain knowledge of certain confidential and proprietary information and trade secrets, including without limitation, analyses of Company’s prospects and opportunities; programs (including advertising); direct mail and telephone lists, customer lists and potential customer lists; Company’s plans for present and future developments; marketing information including strategies, tactics, methods, customer’s market research data; financial information, including reports, records, costs, and performance data, debt arrangements, holdings, income statements, annual and/or quarterly statements and accounting records and/or tax returns; operational information, including operating procedures, products, methods, service techniques, “know-how”, production plans, plans, concepts, designs, specifications, trade secrets, processes, methods and suppliers; technical information, including computer software programs; research and development projects; product design, processes, inventions, designs, or discoveries, which information Company treats as confidential. Employee agrees that Employee will not communicate or disclose to any third party or use for Employee’s own account, without the written consent of Company, any of the aforementioned information or material, except as required by law, unless and until such information or material becomes generally available to the public through sources other than Employee.
     (b) Employee will deliver to Company all property, documents, or materials in his possession or custody, of any nature belonging to Company whether in original form or copies of any kind, including any trade secrets and proprietary information upon the Separation Date.
     (c) For a period of eighteen months following the Separation Date, Employee shall not, directly or indirectly (i) solicit, attempt to hire or hire any then employee or individual who had been an employee in the prior three (3) months of the Company or of any of its affiliates or (ii) encourage, facilitate or induce any employee of the Company to terminate their employment with the Company or any of its affiliates. Notwithstanding the foregoing, Employee shall not be prohibited from working for an employer that solicits, attempts to hire or hires any of the foregoing individuals provided Employee is not personally involved in the hiring process or otherwise consults with individuals who are personally involved in the hiring process.
     8. Public Statements. Employee hereby agrees that he shall support the Company in public statements and in dealings with third parties, and will refrain from making any derogatory or false statements with respect to the Company or any of its officers, directors, employees, advisors, customers, shareholders or other related or affiliated parties or any other Releasees. Company hereby agrees that it shall direct its officers, directors, employees, advisors,

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shareholders or other related or affiliated parties to support Employee in public statements and in dealings with third parties, and to refrain from making any derogatory or false statements with respect to Employee. The Company and the Employee will refer only to the press release, Exhibit B hereto, and the Company will confirm Employee’s dates of employment.
     9. Voluntary Assent. Employee hereby represents and agrees that in entering into this Release Agreement, Employee has relied solely upon Employee’s own judgment, belief and knowledge and Employee’s own legal and other professional advisors and that no statement made by or on behalf of Company has in any way influenced Employee in such regard. It is agreed by each of the parties hereto that they have read the above and fully understand the terms of this Release which they voluntarily execute in good faith and deem to be a full and equitable settlement of this matter.
     10. Press Release. Annexed hereto as Exhibit B is the press release previously issued by the Company regarding the Employee.
     11. No Assignment. Employee hereby represents and warrants to Company that Employee has not assigned any claim that Employee may or might have against Company, from which the Company would otherwise be released pursuant to this Release Agreement, to any third party.
     12. Entire Agreement. This Agreement constitutes the entire understanding of the Employee and the Company with respect to the rights and other benefits that the Employee shall be or may be entitled to. In the event of any conflict between this Release Agreement and the Severance Letter, or any other agreement, whether oral or written, to which either Company, or any affiliates of the Company and Employee are a parties, the provisions of this Release Agreement shall prevail.
     13. Governing Law. This Release Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to conflict of laws principles.
     14. Severability. The provisions of this Release Agreement are severable. If any provision of this Release Agreement is declared invalid or unenforceable, any court of competent jurisdiction reviewing such provision shall enforce the provision to the maximum extent permissible under applicable law. Any ruling will not affect the validity and enforceability of any other provision of the Release Agreement.
     15. Revocation. Employee acknowledges that he has been given the opportunity to consider this Release Agreement for at least twenty-one (21) days before signing it. For a period of seven (7) days from the date Employee signs this Release Agreement, Employee has the right to revoke this Release Agreement by written notice to the undersigned. This Release Agreement shall not become effective or enforceable until the expiration of the revocation period. This Release Agreement shall become effective on the first business day following the expiration of the revocation period (the “Effective Date”).

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     16. Notices. All notices and other communications hereunder shall be in writing and shall be given by electronic mail, hand-delivery to the other party or by registered or certified mail, overnight courier, return receipt requested, postage pre-paid addressed as follows:

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If to the Employee:
Kevin McAliley
33 Perry Street
New York, NY 10014
With a copy to:
Steven A. Berger, Esq.
Berger & Webb, LLP
1633 Broadway, 46th Floor
New York, New York 10019
Telephone: (212) 319-1900
Facsimile: (212) 319-2017
sberger@bergerwebb.com
If to the Company:
Paul J. Crecca
Haights Cross Communications, Inc.
10 New King Street
White Plains, NY 10604
with a copy to:
James L. Hauser, Esq.
Brown Rudnick LLP
One Financial Center
Boston, MA 02111
Telephone: (617) 856-8130
Facsimile: (617) 856-8201
jhauser@brownrudnick.com
       or to such other addresses either party shall furnish to the other in writing in accordance herewith. Notices and communications shall be effective when actually received by the addressee.
       17. Counterparts. This Release Agreement may be executed in several counter-parts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.
       18. Waiver. The Employee’s or the Company’s failure to insist upon strict compliance with any provision hereof, shall not be deemed to be a waiver of such provision or any other provision thereof.

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     IN WITNESS WHEREOF, Company and Employee have executed and delivered this Release Agreement as of the date first written above.

/s/ Kevin McAliley

Kevin McAliley

HAIGHTS CROSS COMMUNICATIONS, INC.

By:	/s/ Paul J. Crecca Paul J. Crecca, Chief Executive Officer and President

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Exhibit A
Letter of Resignation
October 31, 2008
Board of Directors
Haights Cross Communications, Inc.
10 New King Street
White Plains, New York

Re:	Haights Cross Communications, Inc. and all direct and indirect subsidiaries (the “Haights Companies”)
Gentlemen:
     I hereby resign from all officer and director positions that I hold, if any, in all of the Haights Companies, effective immediately.

Sincerely,

Kevin McAliley

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Exhibit B
HAIGHTS CROSS COMMUNICATIONS
PRESS RELEASE

Investor Contact:
Mark Kurtz
(914) 289-9480
mkurtz@haightscross.com

Editorial Contact
Michael Stugrin
(562) 498-6353	FOR IMMEDIATE RELEASE
mstugrin@earthlink.net
HAIGHTS CROSS COMMUNICATIONS ANNOUNCES
MCALILEY RESIGNATION
White Plains, NY, October 22, 2008 — Haights Cross Communications, Inc. announced today that Kevin McAliley has resigned as President and Chief Executive Officer of Triumph Learning. Paul Crecca, Haights Cross President and Chief Executive Officer, said: “It is with disappointment that I announce that Kevin McAliley has resigned his position as CEO of Triumph Learning. I would like to thank Kevin for his outstanding service to Triumph Learning and wish him well in the future. With his many talents, I am sure he will be highly successful in his next endeavor.” McAliley became President and CEO of Triumph Learning in October 2001. Under his leadership, Triumph has grown dramatically to become a leading supplemental educational publishing company. McAliley said: “I thank Haights Cross for the wonderful opportunity that I have had to build Triumph Learning. I have enjoyed the past eight years enormously. Most important was the chance to work with colleagues whom I believe are among the most talented in the industry. It has been a pleasure and honor to co-create Triumph with them and with the team at Haights Cross. Triumph Learning has enormous strengths as the market leader in standards-based instruction.”
About Haights Cross Communications:
Founded in 1997 and based in White Plains, NY, Haights Cross Communications is a premier educational and library publisher dedicated to creating the finest books, audio